EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF HUGOTON ROYALTY TRUST APPEARS HERE]

HUGOTON ROYALTY TRUST

DECLARES AUGUST CASH DISTRIBUTION

Dallas, Texas, August 20, 2013 – U.S. Trust, Bank of America Private Wealth Management, as Trustee of the Hugoton Royalty Trust (NYSE – HGT), today declared a cash distribution to the holders of its units of beneficial interest of $0.082400 per unit, payable on September 16, 2013, to unitholders of record on August 30, 2013. The following table shows underlying gas sales and average prices attributable to the net overriding royalty payments made by XTO Energy Inc. (XTO Energy) to the Trust for both the current month and prior month distributions. Underlying gas sales volumes attributable to the current month distribution were primarily produced in June.

	Underlying Gas Sales Volumes (Mcf) (a)		Average Gas Price per Mcf
	Total	Daily
Current Month Distribution	1,572,000	52,000	$4.42
Prior Month Distribution	1,602,000	52,000	$4.43

(a)	Sales volumes are recorded in the month the trust receives the related net profits income. Because of this, sales volumes may fluctuate from month to month based on the timing of cash receipts.

XTO Energy has advised the trustee that it has deducted budgeted development costs of $600,000, production expense of $2,051,000 and overhead of $1,010,000 in determining the royalty payment to the Trust for the current month.

Development Costs

XTO Energy has advised the trustee that as a result of increased development activity it increased the monthly development cost deduction from $500,000 to $600,000 beginning with the August 2013 distribution and it expects it to remain at that level through the December 2013 distribution. The monthly deduction is based on the current level of development expenditures, budgeted future development costs and the cumulative actual costs under or over the previous deductions. The development cost deduction will continue to be evaluated and revised as necessary.

Other / Excess Costs

Regarding the $37 million settlement reached by XTO Energy on the Fankhouser v. XTO Energy, Inc. litigation, XTO Energy notified the trustee with the September 2012 distribution that it charged the trust $28.5 million of the settlement, of which $23.4 million affected the net proceeds from Oklahoma and $5.1 million affected the net proceeds from Kansas. Based on recent revenue and expense levels, XTO Energy has advised the trustee that it expects the settlement deductions to cause costs to exceed revenues for approximately 12 months on properties underlying the Oklahoma net profits interests and approximately 7 years on properties underlying the Kansas net profits interests; however, changes in oil or natural gas prices or expenses could cause the time period to increase or decrease, correspondingly.

As mentioned in the second quarter Form 10-Q filed on August 6, 2013, the trustee disagrees with XTO Energy that all or any portion of the settlement should be deducted from Trust revenues, and the dispute is being arbitrated. The three member panel of arbitrators (the “Tribunal”) has been named and pleadings have been filed by both parties. The arbitration hearing is tentatively scheduled to begin November 12, 2013 in Fort Worth, Texas if not sooner disposed of by the parties by agreement or by the Tribunal on motion. The trustee requested that the Tribunal enjoin XTO Energy from continuing to deduct the Fankhouser settlement amount while the arbitration is pending. A hearing on the injunction was held on October 27, 2012. The Tribunal ordered that pending the issuance of a final award or further order of the Tribunal, XTO Energy should not treat any costs or expenses associated with the Fankhouser settlement as chargeable against the trust’s net profit interest under the conveyances. The Tribunal denied the trust’s request for an interim order directing XTO Energy to pay the trust the amounts offset against the trust’s September and October 2012 distributions on the basis of the Fankhouser litigation. Based on this decision, deductions associated with the Fankhouser settlement were suspended starting in November 2012.

Arbitration Proceeding

On August 12, 2013, a demand for arbitration styled Sandra G. Goebel vs. XTO Energy, Inc., Timberland Gathering & Processing Company, Inc. and Bank of America, N.A. was filed with the American Arbitration Association. The claimant, Sandra Goebel, is a unitholder in the trust and alleges that XTO Energy breached the conveyances by misappropriating funds from the trust by failing to modify its existing sales contracts with its affiliate Timberland Gathering & Processing

Company, Inc. (“Timberland”). Goebel alleges that these contracts do not currently reflect ‘market rate’ terms, and that XTO had a duty to renegotiate the contracts to obtain more favorable terms. The claimant further alleges that Bank of America breached its fiduciary duty by acquiescing and facilitating XTO Energy’s alleged self-dealing and concealing information from unitholders that would have revealed XTO Energy’s breaches. The claim also alleges aiding and abetting breach of fiduciary duty by XTO Energy, and disgorgement and unjust enrichment by Timberland. The claimant seeks from the respondents damages of an estimated $59.6 million for alleged royalty underpayments, exemplary damages, an accounting by XTO Energy, a declaration, costs, reasonable attorneys’ fees, and prejudgment and postjudgment interest. The trustee intends to file a response to the arbitration demand within the required timeframe. The terms of the Trust indenture provide that Bank of America shall be indemnified by the trust and shall have no liability, other than for fraud, gross negligence or acts or omissions in bad faith as adjudicated by final nonappealable judgment of a court of competent jurisdiction.

For more information on the Trust, please visit our web site at www.hugotontrust.com.

Statements made in this press release regarding future events or conditions are forward looking statements. Actual future results, including development costs, the outcome of litigation, and future net profits, could differ materially due to changes in natural gas prices and other economic conditions affecting the gas industry and other factors described in Part I, Item 1A of the trust’s Annual Report on Form 10-K for the year ended December 31, 2012.

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Contact:	Nancy G. Willis
Vice President
U.S. Trust, Bank of America Private Wealth Management,
Trustee
(Toll Free)
877-228-5083